Exhibit 4.3

UPM	Contract 1(5)
Confidential
17 February, 2004

SERVICE CONTRACT OF PRESIDENT & CHIEF EXECUTIVE OFFICER

The undersigned parties have this day made the following agreement:

1 Parties

UPM-Kymmene Oyj, Helsinki, hereafter referred to as UPM-Kymmene, and Mr. Jussi Pesonen hereafter referred to as the President and & Chief Executive Officer.

2 Place of Work

The President & Chief Executive Officer’s place of work is principally Helsinki.

3 Valid Period

This contract is valid as of 29 January, 2004 until further notice.

4 Duties

The President & Chief Executive Officer shall be responsible for the administration of the company to the extent specified in the Finnish Companies Act and in the company’s Articles of Association. The President & Chief Executive Officer shall also undertake all other tasks assigned to him by the company’s Board of Directors

The President & Chief Executive Officer shall be responsible to the Board of Directors of UPM-Kymmene.

5 Remuneration

The President & Chief Executive Officer’s total remuneration package consists of basic salary in money, benefits in kind and possible bonuses as determined by the Board of Directors.

Basic Salary

Basic total salary as of 1 February, 2004 is 45.000 € per month. Salary will be paid monthly into a bank account chosen by the President & Chief Executive Officer on the normal pay date of the place of work.

The salary will be adjusted according to UPM-Kymmene principles concerning top management salaries.

UPM	Contract	2	(5)
Confidential
17 February, 2004

Benefits in Kind

Benefits in kind (excluding the car) provided in accordance with the UPM-Kymmene policies, constitute a part of the basic total salary according to the taxable values in force.

The President & Chief Executive Officer is responsible for any personal taxes caused by these benefits.

Company Car

The President & Chief Executive Officer is entitled to a company car appropriate to the status of his post. He is responsible for any personal taxes caused by this benefit.

Bonuses

Bonuses may be paid subject to the terms and conditions determined by the Board of Directors.

Other group payments

Unless explicitly determined, the President & Chief Executive Officer is not entitled to any other payments from UPM-Kymmene Group of companies.

6 Retirement Pensions & Associated Benefits

The President & Chief Executive Officer may, on his own initiative or at the suggestion of the UPM-Kymmene, retire on pension at the age of 60 years. No later than twelve months before the President & Chief Executive Officer reaches the age of sixty years, he and the Chairman of the Board of Directors shall discuss the issue of pensionable retirement at sixty years of age. No additional notice is required to terminate this contract at that age.

The President & Chief Executive Officer will be provided with retirement, disability and survivors’ pension according to the Corporate Benefit Guidelines.

If necessary, UPM-Kymmene will take out a supplementary pension insurance in order to secure the target pension determined in the Corporate Benefit Guidelines.

7 Insurance Benefits

The statutory insurance cover will be supplemented as defined in UPM-Kymmene policies.

UPM	Contract	3	(5)
Confidential
17 February, 2004

8 Annual Holidays

The holiday entitlement will be in accordance with national legislation. The President & Chief Executive Officer shall inform the Chairman of the Board of Directors of the actual dates of the holiday in good time before the commencement of the leave.

Local rules applied to the management shall be observed for additional holiday pay.

9 Illness

Sick pay provided due to illness or injury is paid in accordance with national law and rules applied to the management. The President & Chief Executive Officer is also entitled and obliged to occupational health services as defined in UPM-Kymmene guidelines.

10 Business travel and entertaining expenses

The President & Chief Executive Officer is entitled to be reimbursed with travel expenses in accordance with UPM-Kymmene travel policy. All expense claims for representing UPM-Kymmene shall be accompanied by appropriate receipts.

11 Training

The President & Chief Executive Officer is entitled to necessary executive education agreed with the Chairman of the Board of Directors. The expenses will be covered by UPM-Kymmene.

12 Secondary Employment/Interests

The President & Chief Executive Officer is not allowed without a specific written consent of the Board of Directors to be an active member, owner or partner in any other professional activity, paid or not paid for, outside the UPM-Kymmene Corporation.

Consent can be given provided that the secondary activity in question can not be regarded as a competing act which violates good business conduct and that it does not hinder the performance of the President & Chief Executive Officer’s duties.

13 Non-disclosure

The President & Chief Executive Officer is bound to maintain secrecy concerning any confidential information related to the businesses of the UPM-Kymmene Corporation with the exception of matters that by their nature require communication or have turned into common knowledge. This duty to maintain secrecy also applies after the termination of this contract.

14 Prohibition of competition

As long as this contract is in force the President & Chief Executive Officer is not entitled without the consent of the Board of Directors to accept employment in an enterprise competing with UPM-Kymmene or to become owner or partner in a competing business. This also applies to the period of notice.

UPM	Contract	4	(5)
Confidential
17 February, 2004

15 Termination

This contract is automatically terminated in the event of the President & Chief Executive Officers’ retirement.

Both parties can terminate the contract upon 6 months’ notice unless otherwise prescribed by the imperative legislation.

If notice is given by UPM-Kymmene, the President & Chief Executive officer will be paid, in addition to the salary for the notice period, a compensation equivalent of 24 months’ fixed salary. This compensation doesn’t constitute any extension of the contract. In case of the President & Chief Executive officer retiring within 24 months from the termination of the contract, the number of extra payment months are not to exceed the date of the retirement.

In the event of this contract being terminated by the President & Chief Executive Officer or for reasons solely related to him no extra compensation will be paid by UPM-Kymmene.

If the President & Chief Executive Officer dies during employment a sum equal to the salary of the notice period is paid to his/her beneficiaries.

16 Change in Control

In case the control of UPM-Kymmene is taken over, the President & Chief Executive Officer can terminate the contract without notice within three months from closing the take-over. If the President & Chief Executive Officer exercises this right he will be paid a compensation equivalent of 24 months’ fixed salary. This compensation doesn’t constitute any extension of the contract.

It is understood that the Change in Control will take place as follows: A situation as referred to in Chapter 14 Section 19 of the Finnish Companies Act, in which a shareholder possesses over 90 % of the shares of the Company and therefore has the right to and obligation to redeem the shares of the remaining shareholders, or a situation as referred to in Chapter 6 Section 6 of the Finnish Securities Market Act, or a situation as referred to in Section 12 in the Articles of Association.

The monthly payment will be discontinued if the President and Chief Executive Officer enters the employment of another enterprise or organisation.

17 Other terms and conditions

For issues not particularly stated in this contract, national legislation of the country of residence, corporate policies and local practices shall be observed.

This contract is in substitution for all previous contracts of service between the parties.

UPM	Contract	5	(5)
Confidential
17 February, 2004

Any disputes which may arise out of or in connection with this contract and which can’t be solved through negotiations between the parties shall, if either party so demands, be settled in arbitration proceedings pursuant to the Finnish Arbitration Act.

The arbitrator shall be appointed by the Central Chamber of Commerce Arbitration Board.

The arbitrator’s decision is not appealable.

This contract is drawn up in two identical copies, one for each party.

Helsinki, 17 February, 2004

Signed on behalf of UPM-Kymmene	Signed by the President & Chief Executive Officer

/s/ VESA VAINIO	/s/ JUSSI PESONEN